EXHIBIT 99.1
Contacts:
Scott M. Tsujita
SVP Finance, Treasury & Investor Relations
Hypercom Corporation
Phone: 602-504-5161
Email: stsujita@hypercom.com
HYPERCOM CORPORATION ANNOUNCES FOURTH
QUARTER AND FULL YEAR FINANCIAL RESULTS
PHOENIX, March 7, 2007-Hypercom Corporation (NYSE: HYC), the high security electronic transaction solutions provider, today announced financial results for the three and twelve months ended December 31, 2006.
•	2006 full year revenue of $248.6 million, a $3.3 million increase over 2005

•	2006 full year EPS from continuing operations of $0.09 compared with a $0.58 per share loss in 2005

•	Q4 2006 revenue of $64.8 million compared with $68.1 million in Q4 2005

•	Q4 $0.05 per share loss from continuing operations compared with a $0.06 per share loss in Q4 2005

•	Full year operating expenses were down $14.3 million compared to 2005

•	Cash position of $81.6 million at 2006 year end
Revenue for the fourth quarter was $64.8 million, a decrease of $3.3 million or 4.9%, compared to $68.1 million of revenue in the same quarter of 2005, and an increase of $8.1 million or 14.3% compared to third quarter 2006. The decrease in fourth quarter revenue year-over-year was primarily the result of a $4.1 million quarterly decline in multi-lane product revenue from $8.2 million to $4.1 million year-over-year. The sequential increase in revenue is primarily attributable to increases in revenue from South American and European markets.
Revenue for the full year 2006 was $248.6 million, an increase of $3.3 million or 1.4%, from $245.2 million in 2005. Revenue increases occurred in South America, Europe and the Middle East, Mexico, Central America and the Caribbean, and in Asia. This was offset by a significant decline in multi-lane revenue and a decline in the revenue from Australia/New Zealand markets. North American revenue, excluding multi-lane products, was flat.
Gross profit for the fourth quarter was $19.2 million or 29.6% of revenue, a decrease from fourth quarter 2005 gross profit of $23.4 million or 34.3% of revenue, and an increase over third quarter 2006 gross profit of $18.9 million or 33.4% of revenue. The fourth quarter 2006 gross profit percentage was lower than the same quarter of the prior year and the third quarter of 2006, principally due to a higher mix of slightly negative margin product revenue (approximately $7 million of revenue) from Brazil. Terminals in Brazil are sold to large card processing customers who have existing service contracts which generate contractual service revenue at positive margins over a multi-year period.

Gross profit for the full year 2006 was $89.0 million or 35.8%, an increase over full year 2005 gross profit of $73.1 million or 29.8%. The 2006 gross profit was negatively impacted by the negative gross margin on terminals sold in Brazil. The 2005 gross profit was negatively impacted by a variety of restructuring charges related to the Company’s 2005 business review.
Operating expenses for fourth quarter 2006 were $23.6 million, a decrease of $2.5 million compared to $26.1 million in the same quarter of 2005, and a sequential increase of $4.8 million compared to third quarter 2006. Excluding $3.0 million of restructuring charges in fourth quarter 2005, operating expenses increased $0.5 million year-over-year, however fourth quarter 2006 expenses includes a charge of $1.6 million for non-cash share-based compensation compared to $0.3 million in 2005. The fourth quarter sequential increase in operating expenses resulted from $1.3 million of increased selling costs primarily associated with higher quarterly revenues, a $1.2 million increase in research and development costs associated with acceleration of certain R&D projects, and a $1.0 million write-off of acquired R&D related to the company’s acquisition of TPI Software LLC, partially offset by a $0.2 million decrease in non-cash stock-based compensation charges and a $1.5 million decrease in general and administrative expenses. Additionally, third quarter 2006 operating expenses benefited from a $3.0 million gain on the sale of real property in Hong Kong.
Full year operating expenses decreased $14.3 million from $100.2 million in 2005 to $85.9 million in 2006. The 2005 operating expenses included $7.6 million of restructuring charges related to the Company’s 2005 business review. Excluding these restructuring charges, operating expenses declined $6.7 million from 2005 to 2006. The operating expense reduction resulted from $10.6 million of lower selling, general, and administrative costs, and a $3.0 million benefit related to the sale of property in Hong Kong. These savings were partially offset by an increase of $1.6 million of R&D expense which included a $1.0 million write-off of acquired R&D related to the acquisition of TPI Software LLC, and an increase of $5.3 million in non-cash stock-based compensation expense related to R&D, selling, general, and administrative personnel.
Fourth quarter 2006 net loss from continuing operations was $2.7 million or ($0.05) per share compared to a net loss of $3.3 million or ($0.06) per share in the same quarter of 2005.
For the twelve months ended December 31, 2006, the Company had net income from continuing operations of $4.7 million or $0.09 per share compared to a net loss from continuing operations of $30.2 million or ($0.58) per share in the same period of 2005. The prior year’s net loss from continuing operations included $27.7 million of restructuring charges associated with management’s 2005 comprehensive business review.
     Hypercom has recently announced several new business initiatives including:
•	Major account wins:
•	Brazil: Announced one of the largest single orders of payment terminals in Brazil during 2006 for 60,000 T2100 payment terminals from a major card issuer. 18,000 terminals were shipped in fourth quarter 2006 with the balance to be shipped in 2007.
•	Expansion of the Hypercom service business through a number of acquisitions:
•	ACG Group Pty Limited: Hypercom acquired the assets of ACG, a leading provider of installation, technical support, and help desk services for point-of-sale terminal providers in Australia, to expand the services footprint of Hypercom in the Asia-Pacific region.
•	TPI Software, LLC: Hypercom announced the acquisition of the technology and assets of TPI, a leading provider of PC and enterprise server-based electronic transaction processing software. This acquisition is designed, in part, to expand Hypercom’s payment solution offerings and capabilities and provide a platform for future growth in software-based services, including mobility payment services.
•	Introduction and certification of new products:
•	Multilane certification: Hypercom announced that Optimum multi-lane, multi-application payment terminals L4100, L4200 and L4250 have been EMV Level 2 certified, enabling them to be sold in selected markets outside the US.

•	ATMConnect: Announced the release of ATMConnect, an internet gateway service for the ATM market that allows dial ATM messages to be converted to IP. The deployment of this product dramatically reduces the cost of dial to IP migration, reduces transaction times, and improves security and management controls.
Looking Forward
The Company is projecting twelve month 2007 revenue of approximately $284 to $290 million representing an increase of approximately 14% to 17% over 2006 revenue.
Fourth Quarter Earnings Call
Hypercom has scheduled its conference call to discuss fourth quarter 2006 financial results for Wednesday, March 7, 2007. The call will be held at 8:30 a.m. ET and will be available either through telephone dial-in or audio web cast.
The dial-in number is 888-550-9982 for North American callers and +1-210-839-8578 for international callers. For access to this call, participants will be required to identify the call host, Scott Tsujita, and the access code, “Results.”
A replay of the conference call will be available approximately one hour after the conclusion of the live call and will remain available until Wednesday, April 11, 2007. The replay number for North America is 800-925-4387. The number for international callers is +1-203-369-3525. No access code is required.
The conference call will be simultaneously audio web cast at Hypercom’s website, www.hypercom.com and will also be available for replay approximately one hour after the call has concluded, in the investor relations section under ‘audio archive.’ It will remain on the site until the next earnings release.
Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “estimate,” “will,”, “project,” and other similar expressions identify such forward-looking statements. These forward-looking statements include, among other things, statements regarding Hypercom’s anticipated financial performance, projections regarding future revenue, operating profits, net income, cash flows, gains or losses from discontinued operations, the timing, performance and market acceptance of new products, and expected acquisition results and benefits. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.
Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the timing and commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the challenges presented by conducting business on an international basis; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to identify and complete acquisitions and strategic investments; our ability to successfully integrate into our business the technologies, operations, and personnel of acquired businesses in a timely manner; our ability to obtain the expected strategic and financial benefits from acquisitions; the impact of current litigation matters on our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks associated with utilization of contract manufacturers of our products; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.
The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in Hypercom’s most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. Hypercom’s results of operations for the three months ended December 31, 2006 are not necessarily indicative of Hypercom’s operating results for any future periods. Any projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such projections and the factors influencing them will likely change, Hypercom is under no obligation, nor do we intend to, update the information, since Hypercom will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.
Hypercom does not endorse any projections regarding future performance that may be made by third parties.
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Hypercom and Optimum & Design are registered trademarks of Hypercom Corporation. ATM Connect is a trademark of Hypercom Corporation. All other trademarks are the property of their respective owners. HYCF

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Amounts in thousands, except per share data)	2006	2005	2006	2005
Net revenue:
Products	$49,907	$52,272	$191,286	$190,214
Services	14,876	15,817	57,279	55,009

Total net revenue	64,783	68,089	248,565	245,223

Costs of revenue:
Products	33,512	31,952	117,756	131,326
Services	12,081	12,754	41,784	40,765

Total costs of revenue	45,593	44,706	159,540	172,091

Gross profit	19,190	23,383	89,025	73,132

Operating expenses:
Research and development	8,159	6,409	27,706	27,555
Selling, general and administrative	14,410	19,735	60,105	72,649
In-process research and development	1,000	—	1,000	—
Loss (gain) on sale of real property	5	—	(2,953)	—

Total operating expenses	23,574	26,144	85,858	100,204

Income (loss) from continuing operations	(4,384)	(2,761)	3,167	(27,072)
Interest income, net	1,169	691	3,686	1,892
Foreign currency loss	(62)	(401)	(699)	(1,297)
Other expense	(40)	(93)	(71)	(240)

Income (loss) before income taxes and discontinued operations	(3,317)	(2,564)	6,083	(26,717)
Provision for income taxes	582	(728)	(1,346)	(3,526)

Income (loss) before discontinued operations	(2,735)	(3,292)	4,737	(30,243)
Income (loss) from discontinued operations	(7)	(7,279)	2,233	(3,123)

Net income (loss)	$(2,742))	$(10,571)	$6,970	$(33,366)

Basic and diluted income (loss) per share:
Income (loss) before discontinued operations	$(0.05)	$(0.06)	$0.09	$(0.58)
Income (loss) from discontinued operations	—	(0.14)	0.04	(0.06)

Basic and diluted income (loss) per share	$(0.05)	$(0.20)	$0.13	$(0.64)

Weighted average common shares:
Basic	53,528,639	52,343,898	53,248,194	52,395,001

Diluted	53,528,639	52,343,898	53,965,576	52,395,001

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Amounts in thousands)	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$34,190	$35,940
Restricted cash	201	—
Short-term investments	47,228	57,951
Accounts receivable, net	52,777	48,852
Inventories	52,632	39,414
Prepaid expenses and other current assets	8,001	8,946
Deferred tax assets	920	122
Assets of discontinued operations held for sale	—	12,613

Total current assets	195,949	203,838
Property, plant and equipment, net	27,261	27,746
Intangible assets, net	8,424	3,503
Other long-term assets	5,311	3,827

Total assets	$236,945	$236,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,931	$17,721
Accrued payroll and related expenses	6,201	8,460
Accrued sales and other taxes	7,781	9,479
Product warranty liabilities	2,636	5,534
Accrued other liabilities	9,597	6,837
Deferred revenue	2,185	2,762
Income taxes payable	2,460	1,651
Current portion of long-term debt	6	8,355

Total current liabilities	53,797	60,799
Long-term debt	7	22
Deferred tax liabilities, net	609	341
Other long-term liabilities	3,601	6,978

Total liabilities	58,014	68,140
Stockholders’ equity	178,931	170,774

Total liabilities and stockholders’ equity	$236,945	$238,914

HYPERCOM CORPORATION
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2006	2005	2006	2005
Cash flows from continuing operations:
Net income (loss) from continuing operations	$(2,735)	$(3,292)	$4,737	$(30,243)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	2,190	2,417	7,872	7,890
Expense from acquired in-process research and development	1,000	—	1,000	—
Amortization of deferred financing costs	—	4	4	15
Amortization of discounts on short-term investments	(313)	(332)	(1,303)	(1,099)
Provision for bad debts	211	606	826	2,046
Write-down of excess and obsolete inventory	712	7,456	2,342	18,539
Provision for warranty and other product charges	214	1,260	125	8,926
Deferred income taxes	(487)	219	(530)	219
Non-cash share-based compensation	1,564	343	6,253	828
Foreign currency (gain) loss	146	(689)	(514)	(976)
Loss (gain) on sale of real property	5	—	(2,953)	—
Other non-cash	60	207	324	2,181
Changes in operating assets and liabilities, net	(9,003)	(5,072)	(24,528)	(12,080)

Net cash provided by (used in) operating activities	(6,436)	3,127	(6,345)	(3,754)

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,122)	(1,333)	(7,320)	(4,916)
Proceeds from the sale of real property	—	—	5,190	—
Cash paid for acquisitions, net of cash acquired	(8,319)	—	(8,319)	—
Software and other development costs capitalized	—	(1)	(787)	(559)
Net increase in restricted cash	(12)	—	(201)	—
Purchase of short-term investments	(66,710)	(80,673)	(295,054)	(216,915)
Proceeds from the sale or maturity of short-term investments	72,805	66,507	307,080	230,025

Net cash provided by (used in) investing activities	(4,358)	(15,500)	589	7,635

Cash flows from financing activities:
Repayments of bank notes payable and other debt instruments	(11)	(88)	(8,364)	(425)
Proceeds from issuance of common stock	258	2,293	6,651	7,176
Purchase of treasury stock	—	(295)	(10,740)	(9,236)

Net cash provided by (used in) financing activities	247	1,910	(12,453)	(2,485)

Effect of exchange rate changes on cash	132	(223)	469	(333)

Net increase (decrease) in cash flows from continuing operations	(10,415)	(10,686)	(17,740)	1,063
Net cash provided by (used in) operating activities — discontinued operations	320	(454)	4,512	11,432
Net cash provided by (used in) investing activities - discontinued operations	(659)	—	11,478	—
Cash and cash equivalents, beginning of period	44,944	47,080	35,940	23,445

Cash and cash equivalents, end of period	$34,190	$35,940	$34,190	$35,940